Exhibit 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL THIRD QUARTER AND NINE MONTH RESULTS

Revenues Up 12% and Operating Income Up 171% For Comparative Nine-Month Periods

IRVINE, CA, May 10, 2011—PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal third quarter and nine months ended March 31, 2011.

Sales for the quarter ended March 31, 2011 were $7.6 million, 24% higher than sales of $6.2 million for the corresponding quarter in 2010. For the nine months ended March 31, 2011, sales were $19.6 million, 12% higher than sales of $17.5 million for the corresponding period in 2010. These results for both the quarter and the nine-month periods were due primarily to increases in sales of the Company’s medical device products to its two largest customers, with the nine-month period also benefitting from growth in sales of the Company’s motion control products.

Operating income was $1.1 million for the quarter, a 177% improvement from $409,000 for the corresponding 2010 period. For the nine months ended March 31, 2011, operating income improved 171% to $2.1 million from $778,000 for the corresponding nine-month period in 2010.

Net income for the 2011 quarter was $868,000, or $0.26 per fully-diluted share, which represents a 399% increase from net income of $174,000, or $0.05 per fully-diluted share, for the corresponding 2010 quarter. For the nine months ended March 31, 2011, net income was $1.6 million, an increase of 72% from net income of $937,000 for the corresponding period in 2010.

Gross profit for the quarter ended March 31, 2011 increased to $2.9 million, a 38% gross profit margin, compared to gross profit of $2.3 million, a 37% gross profit margin, for the year-ago period. For the nine months ended March 31, 2011, gross profit was $7.5 million, a 38% gross profit margin, compared to gross profit and margin of $6.2 million and 35%, respectively, for the corresponding nine-month period in 2010. The increase in gross profit as a percentage of sales during both periods was due to a change in mix toward sales of medical device and motion control products at relatively higher margins, and to cost reductions.

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “We are very pleased with the results through the first nine months of fiscal 2011. Sales and profitability for the third quarter continue to be strong, however looking forward, we remain committed to taking the necessary steps to diversify our customer base as these results may not represent the future buying pattern of our largest customer.”

The Company also announced that Mr. Paul Rudzinski has joined the Company as Vice President of Sales. Mr. Rudzinski brings 29 years of sales and sales leadership experience, most of which has been in the medical device space. Mr. Murphy commented “We are delighted to have Paul join us and believe that the combination of his experience, leadership, and industry relationships will connect the substantial capabilities of Pro-Dex with the right customers.”

Commenting on the Company’s cash generation in the third quarter, Mr. Murphy concluded, “During this nine-month period of increased sales which was accompanied by higher levels of accounts receivable and inventory, Pro-Dex nonetheless generated $1.8 million of cash from operations.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2011 third quarter financial results today at 9:30 a.m. Eastern Time (6:30 a.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S.

For those who cannot access the live broadcast, a replay will be available from two hours after the completion of the call until midnight (Eastern Time) on May 21, 2011 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S., and then entering account number 286 and conference I.D. number 372315. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

Pro-Dex, Inc., with operations in California, Oregon and Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,778,000	$3,794,000
Accounts receivable, net of allowance for doubtful accounts of $8,000 at March 31, 2011 and $25,000 at June 30, 2010	3,090,000	2,682,000
Other current receivables	46,000	22,000
Inventories	3,417,000	3,228,000
Prepaid expenses	230,000	174,000
Deferred income taxes	209,000	209,000

Total current assets	10,770,000	10,109,000
Property, plant, equipment and leasehold improvements, net	3,766,000	4,092,000
Other assets	60,000	78,000

Total assets	$14,596,000	$14,279,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,477,000	$1,279,000
Accrued expenses	1,895,000	1,947,000
Income taxes payable	237,000	79,000
Current portion of bank term loan	357,000	400,000
Current portion of real estate loan	—	35,000

Total current liabilities	3,966,000	3,740,000

Long-term liabilities:
Bank term loan	863,000	967,000
Real estate loan	—	1,493,000
Deferred income taxes	209,000	209,000
Deferred rent	277,000	255,000

Total long-term liabilities	1,349,000	2,924,000
Total liabilities	5,315,000	6,664,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,272,350 shares issued and outstanding at March 31, 2011 3,251,850 shares issued and outstanding at at June 30, 2010	16,730,000	16,675,000
Accumulated deficit	(7,449,000)	(9,060,000)

Total shareholders’ equity	9,281,000	7,615,000

Total liabilities and shareholders’ equity	$14,596,000	$14,279,000

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	For The Three Months Ended March 31,
	2011	2010
Net sales	$7,626,000	$6,161,000
Cost of sales	4,749,000	3,869,000

Gross profit	2,877,000	2,292,000

Operating expenses:
Selling expenses	422,000	383,000
General and administrative expenses	729,000	886,000
Research and development costs	593,000	614,000

Total operating expenses	1,744,000	1,883,000

Income from operations	1,133,000	409,000

Other income (expense):
Royalty income	—	40,000
Interest expense	(55,000)	(50,000)

Total other income (expense)	(55,000)	(10,000)

Income before provision for income taxes	1,078,000	399,000
Provision for income taxes	210,000	225,000

Net income	$868,000	$174,000

Net income per share:
Basic	$0.27	$0.05
Diluted	$0.26	$0.05
Weighted average shares outstanding—basic	3,272,350	3,234,538
Weighted average shares outstanding—diluted	3,289,324	3,240,564

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	For the Nine Months Ended March 31,
	2011	2010
Net sales	$19,612,000	$17,490,000
Cost of sales	12,127,000	11,324,000

Gross profit	7,485,000	6,166,000

Operating expenses:
Selling expense	1,197,000	1,025,000
General and administrative expenses	2,389,000	2,412,000
Impairment of intangible asset	—	140,000
Research and development costs	1,789,000	1,811,000

Total operating expenses	5,375,000	5,388,000

Income from operations	2,110,000	778,000

Other income (expense):
Royalty income	—	44,000
Interest expense	(135,000)	(154,000)

Total other income (expense)	(135,000)	(110,000)

Income before provision (benefit) for income taxes	1,975,000	668,000
Provision (benefit) for income taxes	363,000	(269,000)

Net income	$1,612,000	$937,000

Net income per share:
Basic	$0.49	$0.29
Diluted	$0.49	$0.29
Weighted average shares outstanding—basic	3,262,474	3,226,716
Weighted average shares outstanding—diluted	3,270,549	3,233,046

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Nine Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$1,612,000	$937,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	507,000	546,000
Impairment of intangible asset	—	140,000
(Decrease) in allowance for doubtful accounts	(17,000)	(1,000)
Stock based compensation	28,000	96,000
Increase in deferred tax allowance	—	118,000
Changes in:
(Increase) in accounts receivable and other current receivables	(415,000)	(245,000)
(Increase) decrease in inventories	(188,000)	509,000
(Increase) in prepaid expenses	(56,000)	(115,000)
Decrease in other assets	17,000	—
Increase in accounts payable and accrued expenses	166,000	712,000
Increase (decrease) in income taxes payable	158,000	(36,000)

Net cash provided by operating activities	1,812,000	2,661,000

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(181,000)	(109,000)

Net cash (used in) investing activities	(181,000)	(109,000)

Cash flows from financing activities:
Principal payments on bank term loan	(296,000)	(300,000)
Net proceeds from bank term loan refinancing	150,000	—
Principal payments on real estate loan	(1,528,000)	(24,000)
Proceeds from exercise of stock options	27,000	—

Net cash (used in) financing activities	(1,647,000)	(324,000)

Net (decrease) increase in cash and cash equivalents	(16,000)	2,228,000
Cash and cash equivalents, beginning of period	3,794,000	1,124,000

Cash and cash equivalents, end of period	$3,778,000	$3,352,000

Supplemental Information
Cash payments for interest	$151,000	$157,000
Cash payments for income taxes	$205,000	$87,000